Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Evans Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑123679, No. 333-160262, No. 333-181018, and No. 333-188164) on Form S-8 and (No. 333-166264 and 333-210443) on Form S-3 of Evans Bancorp, Inc. of our reports dated March 1, 2018, with respect to the consolidated balance sheets of Evans Bancorp, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Evans Bancorp, Inc..

Buffalo, New York
March 1, 2018